EXHIBIT 5.1


                                                  August 16, 1999

Heilig-Meyers Company
12560 West Creek Parkway
Richmond, Virginia 23230

Ladies and Gentlemen:

         You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the Heilig-Meyers Company Director Stock Ownership Plan (the "Plan"). The Registration Statement covers 600,000 shares of Common Stock of Heilig-Meyers Company, a Virginia Corporation (the "Company") which have been reserved for issuance under the Plan. The Registration Statement also covers 600,000 Rights to Purchase Preferred Stock, Series A, $10.00 par value, of the Company (the "Rights"), attached in equal number to the shares of Common Stock which may be issued under the Plan.

         In connection with this opinion, we have relied, among other things, upon our examination of such records of the Company and certificates of officers of the Company and of public officials as we have deemed appropriate.

         Based on the foregoing, we are of the opinion that the 600,000 shares of Common Stock which are authorized for issuance under the Plan, when issued in accordance with the terms and provisions of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

         We also reaffirm our opinion regarding the Rights given to the Company's Board of Directors as confirmed in our letter of February 10, 1998, a copy of which is attached hereto.

         We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.


                                        Very truly yours,


                                        /s/  McGuire, Woods, Battle & Boothe LLP